UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number: 1-2346
                                                                ----------------

                       SOUTHWESTERN BELL TELEPHONE COMPANY
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             (Exact name of registrant as specified in its charter)

       530 McCullough, San Antonio, Texas 78215, Telephone: (210) 821-4105
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     (Address,including zip code, and telephone number, including area code, of registrant's principal executive offices)

1.   6.250% Notes Due October 15, 2002                  ("Year 2002 Notes")
2.   5.750% Notes Due September 1, 2004                 ("Year 2004 Notes")
3.   6.625% Notes Due July 15, 2007                     ("6.625% Notes Due 2007")
4.   6.375% Notes Due November 15, 2007                 ("6.375% Notes Due 2007")
5.   6.625% Notes Due September 1, 2024                 ("Year 2024 Notes")
6.   7.200% Debentures Due October 15, 2026             ("Year 2026 Debentures")
7.   7.375% Debentures Due July 15, 2027                ("7.375% Debentures Due 2027")
8.   7.000% Debentures Due November 15, 2027            ("7.000% Debentures Due 2027")
9.   6.250% Medium Term Notes Due March 12, 2001        ("6.250% MTN Due 2001")
10.  6.125% Medium Term Notes Due March 12, 2001        ("6.125% MTN Due 2001")
11.  6.400% Medium Term Notes Due April 22, 2002        ("6.400% MTN Due 2002")
12.  6.400% Medium Term Notes Due April 22, 2002        ("6.400% MTN Due 2002")
13.  6.350% Medium Term Notes Due April 22, 2002        ("6.350% MTN Due 2002")
14.  7.050% Medium Term Notes Due August 13, 2002       ("7.050% MTN Due 2002")
15.  7.000% Medium Term Notes Due August 19, 2002       ("7.000% MTN Due 2002")
16.  6.950% Medium Term Notes Due August 20, 2002       ("6.950% MTN Due 2002")
17.  7.000% Medium Term Notes Due August 26, 2002       ("7.000% MTN Due 2002")
18.  5.700% Medium Term Notes Due October 18, 2002      ("5.700% MTN Due 2002")
19.  5.730% Medium Term Notes Due October 21, 2002      ("5.730% MTN Due 2002")
20.  7.000% Medium Term Notes Due November 15, 2002     ("7.000% MTN Due 2002")
21.  6.500% Medium Term Notes Due March 12, 2003        ("6.500% MTN Due 2003")
22.  6.585% Medium Term Notes Due August 26, 2003       ("6.585% MTN Due 2003")
23   6.580% Medium Term Notes Due August 26, 2003       ("6.580% MTN Due 2003")
24.  6.590% Medium Term Notes Due August 26, 2003       ("6.590% MTN Due 2003")
25.  6.660% Medium Term Notes Due August 29, 2003       ("6.660% MTN Due 2003")
26.  5.880% Medium Term Notes Due October 6, 2003       ("5.880% MTN Due 2003")
27.  5.840% Medium Term Notes Due October 6, 2003       ("5.840% MTN Due 2003")
28.  6.375% Medium Term Notes Due October 6, 2003       ("6.375% MTN Due 2003")
29.  6.335% Medium Term Notes Due October 7, 2003       ("6.335% MTN Due 2003")
30.  5.770% Medium Term Notes Due October 14, 2003      ("5.770% MTN Due 2003")
31.  5.780% Medium Term Notes Due October 14, 2003      ("5.780% MTN Due 2003")


32.  6.630% Medium Term Notes Due November 3, 2003      ("6.630% MTN Due 2003")
33.  7.150% Medium Term Notes Due February 3, 2004      ("7.150% MTN Due 2004")
34.  7.050% Medium Term Notes Due February 4, 2004      ("7.050% MTN Due 2004")
35.  7.050% Medium Term Notes Due February 9, 2004      ("7.050% MTN Due 2004")
36.  7.000% Medium Term Notes Due February 11, 2004     ("7.000% MTN Due February 11, 2004")
37.  7.000% Medium Term Notes Due February 12, 2004     ("7.000% MTN Due February 12, 2004")
38.  6.930% Medium Term Notes Due February 12, 2004     ("6.930% MTN Due 2004")
39.  6.450% Medium Term Notes Due April 26, 2004        ("6.450% MTN Due 2004")
40.  7.050% Medium Term Notes Due August 26, 2004       ("7.050% MTN Due 2004")
41.  7.030% Medium Term Notes Due August 30, 2004       ("7.030% MTN Due 2004")
42.  7.500% Medium Term Notes Due April 4, 2005         ("7.500% MTN Due 2005")
43.  7.550% Medium Term Notes Due April 12, 2005        ("7.550% MTN Due 2005")
44.  7.490% Medium Term Notes Due April 18, 2005        ("7.490% MTN Due 2005")
45.  7.420% Medium Term Notes Due April 25, 2005        ("7.420% MTN Due 2005")
46.  7.500% Medium Term Notes Due April 26, 2005        ("7.500% MTN Due 2005")
47.  6.250% Medium Term Notes Due July 7, 2005          ("6.250% MTN Due 2005")
48.  6.600% Medium Term Notes Due November 15, 2005     ("6.600% MTN Due 2005")
49.  6.580% Medium Term Notes Due November 15, 2005     ("6.580% MTN Due 2005")
50.  6.560% Medium Term Notes Due November 15, 2005     ("6.560% MTN Due 2005")
51.  6.500% Medium Term Notes Due November 28, 2005     ("6.500% MTN Due 2005")
52.  6.970% Medium Term Notes Due August 7, 2006        ("6.970% MTN Due 2006")
53.  6.960% Medium Term Notes Due August 7, 2006        ("6.960% MTN Due 2006")
54.  6.945% Medium Term Notes Due August 7, 2006        ("6.945% MTN Due 2006")
55.  7.050% Medium Term Notes Due February 5, 2007      ("7.050% MTN Due 2007")
56.  7.150% Medium Term Notes Due February 8, 2007      ("7.150% MTN Due 2007")
57.  7.200% Medium Term Notes Due February 12, 2007     ("7.200% MTN Due 2007")
58.  7.000% Medium Term Notes Due February 16, 2007     ("7.000% MTN Due 2007")
59.  7.100% Medium Term Notes Due February 16, 2007     ("7.100% MTN Due 2007")
60.  6.500% Medium Term Notes Due March 12, 2007        ("6.500% MTN Due 2007")
61.  7.670% Medium Term Notes Due April 12, 2007        ("7.670% MTN Due 2007")
62.  7.600% Medium Term Notes Due April 26, 2007        ("7.600% MTN Due 2007")
63.  7.140% Medium Term Notes Due August 6, 2007        ("7.140% MTN Due 2007")
64.  7.350% Medium Term Notes Due September 4, 2007     ("7.350% MTN Due 2007")
65.  5.950% Medium Term Notes Due October 15, 2007      ("5.950% MTN Due 2007")
66.  5.980% Medium Term Notes Due October 22, 2007      ("5.980% MTN Due 2007")
67.  6.030% Medium Term Notes Due November 15, 2007     ("6.030% MTN Due 2007")
68.  7.170% Medium Term Notes Due August 6, 2008        ("7.170% MTN Due 2008")
69.  6.640% Medium Term Notes Due September 22, 2008    ("6.640% MTN Due 2008")
70.  6.590% Medium Term Notes Due September 29, 2008    ("6.590% MTN Due 2008")
71.  6.550% Medium Term Notes Due October 7, 2008       ("6.550% MTN Due 2008")
72.  7.090% Medium Term Notes Due October 8, 2008       ("7.090% MTN Due 2008")
73.  7.110% Medium Term Notes Due October 8, 2008       ("7.110% MTN Due 2008")
74.  6.680% Medium Term Notes Due September 22, 2009    ("6.680% MTN Due 2009")
75.  6.650% Medium Term Notes Due September 23, 2009    ("6.650% MTN Due 2009")
76.  6.630% Medium Term Notes Due September 29, 2009    ("6.630% MTN Due 2009")
77.  7.220% Medium Term Notes Due May 17, 2010          ("7.220% MTN Due 2010")
78.  7.250% Medium Term Notes Due May 17, 2010          ("7.250% MTN Due 2010")
79.  7.180% Medium Term Notes Due May 17, 2010          ("7.180% MTN Due 2010")
80.  7.200% Medium Term Notes Due May 17, 2010          ("7.200% MTN Due 2010")
81.  7.210% Medium Term Notes Due May 17, 2010          ("7.210% MTN Due 2010")
82.  6.290% Medium Term Notes Due September 29, 2010    ("6.290% MTN Due 2010")
83.  6.280% Medium Term Notes Due October 4, 2010       ("6.280% MTN Due 2010")

85.  6.240% Medium Term Notes Due October 5, 2010       ("6.240% MTN Due 2010")
86.  6.320% Medium Term Notes Due October 12, 2010      ("6.320% MTN Due 2010")
87.  6.330%Medium Term Notes Due November 15, 2010      ("6.330% MTN Due 2010")

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            (Title of each class of securities covered by this Form)
                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [_]                    Rule 12h-3(b)(1)(i)   [X]
Rule 12g-4(a)(1)(ii)  [_]                    Rule 12h-3(b)(1)(ii)  [_]
Rule 12g-4(a)(2)(i)   [_]                    Rule 12h-3(b)(2)(i)   [_]
Rule 12g-4(a)(2)(ii)  [_]                    Rule 12h-3(b)(2)(ii)  [_]
                                             Rule 15d-6            [_]

      Approximate number of holders of record as of the certification or notice date:

1.   Year 2002 Notes:                                   87
2.   Year 2004 Notes:                                  109
3.   6.625% Notes Due 2007:                            102
4.   6.375% Notes Due 2007:                             81
5.   Year 2024 Notes:                                   97
6.   Year 2026 Debentures:                              56
7.   7.375% Debentures Due 2027:                        19
8.   7.000% Debentures Due 2027:                        166
9.   6.250% MTN Due 2001:                                4
10.  6.125% MTN Due 2001:                               27
11.  6.400% MTN Due 2002:                               24
12.  6.400% MTN Due 2002:                               14
13.  6.350% MTN Due 2002:                                2
14.  7.050% MTN Due 2002:                                3
15.  7.000% MTN Due 2002:                               13
16.  6.950% MTN Due 2002:                                1
17.  7.000% MTN Due 2002:                               16
18.  5.700% MTN Due 2002:                               41
19.  5.730% MTN Due 2002:                               19
20.  7.000% MTN Due 2002:                               14
21.  6.500% MTN Due 2003:                               17
22.  6.585% MTN Due 2003:                                1
23.  6.580% MTN Due 2003:                                6
24.  6.590% MTN Due 2003:                                1
25.  6.660% MTN Due 2003:                               15
26.  5.880% MTN Due 2003:                               24
27.  5.840% MTN Due 2003:                                2
28.  6.375% MTN Due 2003:                                2
29.  6.335% MTN Due 2003:                                2
30.  5.770% MTN Due 2003:                                6
31.  5.780% MTN Due 2003:                                1
32.  6.630% MTN Due 2003:                                2
33.  7.150% MTN Due 2004:                                1
34.  7.050% MTN Due 2004:                                1
35.  7.050% MTN Due 2004:                                1
36.  7.000% MTN Due February 11, 2004:                   1
37.  7.000% MTN Due February 12, 2004:                  13
38.  6.930% MTN Due 2004:                                1
39.  6.450% MTN Due 2004:                                4
40.  7.050% MTN Due 2004:                                9
41.  7.030% MTN Due 2004:                               14
42.  7.500% MTN Due 2005:                                2
43.  7.550% MTN Due 2005:                                2
44.  7.490% MTN Due 2005:                                3
45.  7.420% MTN Due 2005:                                1
46.  7.500% MTN Due 2005:                               12
47.  6.250% MTN Due 2005:                                1
48.  6.600% MTN Due 2005:                                3
49.  6.580% MTN Due 2005:                                1
50.  6.560% MTN Due 2005:                                3
51.  6.500% MTN Due 2005:                               11
52.  6.970% MTN Due 2006:                                7
53.  6.960% MTN Due 2006:                                5
54.  6.945% MTN Due 2006:                                1
55.  7.050% MTN Due 2007:                                1
56.  7.150% MTN Due 2007:                                1
57.  7.200% MTN Due 2007:                                4
58.  7.000% MTN Due 2007:                                2
59.  7.100% MTN Due 2007:                                1
60.  6.500% MTN Due 2007:                                1

61.  7.670% MTN Due 2007:                                1
62.  7.600% MTN Due 2007:                                4
63.  7.140% MTN Due 2007:                                4
64.  7.350% MTN Due 2007:                                1
65.  5.950% MTN Due 2007:                               41
66.  5.980% MTN Due 2007:                               13
67.  6.030% MTN Due 2007:                               10
68.  7.170% MTN Due 2008:                                1
69.  6.640% MTN Due 2008:                                1
70.  6.590% MTN Due 2008:                               18
71.  6.550% MTN Due 2008:                               26
72.  7.090% MTN Due 2008:                               16
73.  7.110% MTN Due 2008:                                1
74.  6.680% MTN Due 2009:                                1
75.  6.650% MTN Due 2009:                                2
76.  6.630% MTN Due 2009:                                3
77.  7.220% MTN Due 2010:                                2
78.  7.250% MTN Due 2010:                               10
79.  7.180% MTN Due 2010:                                1
80.  7.200% MTN Due 2010:                               16
81.  7.210% MTN Due 2010:                                1
82.  6.290% MTN Due 2010:                               15
83.  6.280% MTN Due 2010:                                1
84.  6.240% MTN Due 2010:                                1
85.  6.320% MTN Due 2010:                                1
86.  6.330% MTN Due 2010                                 2


      Pursuant to the requirements of the Securities Exchange Act of 1934, Southwestern Bell Telephone Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 15, 1999                 By:  /s/ Wayne A. Wirtz
                                             ----------------------------------
                                              Wayne A. Wirtz
                                              Counsel